UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2020

Venator Materials PLC

(Exact name of registrant as specified in its charter)

England and Wales	001-38176	98-1373159
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

Titanium House, Hanzard Drive, Wynyard Park,

Stockton-On-Tees, TS22 5FD, United Kingdom

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: +44 (0) 1740 608 001

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Ordinary Shares, par value $0.001 per share	VNTR	New York Stock Exchange

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2020, in connection with a review of its U.S. and U.K. executive retirement policies and plans, the Company determined to take the following actions:

South Africa Pension Payment

Effective April 29, 2020, Venator Materials PLC (the “Company) and Mahomed Maiter, the Company’s Executive Vice President, Business Operations, entered in to an Amendment to Terms and Conditions of Employment (U.K.) (the “UK Amendment”), amending the Terms and Conditions of Employment (U.K.) previously entered in to by the Company and Mr. Maiter effective December 10, 2018 (the “Existing U.K. Agreement”). The UK Amendment modifies Section 12.1 of the Existing Agreement to provide that, following the date Mr. Maiter withdraws from South Africa his account balance in the AECI Pension Fund (in which he has deferred member status resulting from his employment in South Africa by an affiliate of a predecessor of the Company), and upon which event current law in South Africa imposes a tax of 36% (estimated presently to be approximately £116,000), the Company will reimburse Mr. Maiter following his payment of any such tax in South Africa (grossed up by the Company for any U.K. taxes imposed on such reimbursement.) All other terms of the Existing U.K. Agreement remain unchanged.

Elective Deferral Plan Amendment

Also on April 29, 2020, the Company amended the Venator Executive Elective Deferral Plan (the “EDP”), effective December 31, 2020, to discontinue permitting deferred compensation contributions to the EDP by participants, and to cease making Company contributions to the EDP. The Company also determined to instead pay, following December 31, 2020, in lieu of amounts that would have been credited as Company contributions under the EDP had the EDP not been so amended, periodic (no less frequently than quarterly) cash payments to the former EDP participants. Kurt D. Ogden and Russ R. Stolle, each an Executive Vice President of the Company, are participants in the EDP and will receive such cash payments in lieu of EDP Company contributions beginning January 1, 2021. On April 29, 2020, the Company also entered in to an Amendment to Terms and Conditions of Employment (U.S.) with each of Messrs. Ogden and Stolle (such amendments, together with the UK Amendment, the “Amendments”), amending the Terms and Conditions of Employment (U.S.) previously entered in to by the Company and each of them (the “Existing U.S. Agreements”), respectively, to reflect the amendment to the EDP and the replacement of Company contributions previously made to their accounts thereunder with such cash payments, beginning January 1, 2021. All other terms of the Existing U.S. Agreements remain unchanged.

The EDP was adopted on February 13, 2018, to replace and continue the terms of the interim 2017 Supplemental Savings Program established to provide eligible executives retirement benefits based on those previously provided to them by Huntsman Corporation (“Huntsman”) prior to the Company’s separation from Huntsman. Those benefits were previously provided to executives under (i) Huntsman’s 401(k) plan (including matching and nondiscretionary employer contributions) to the extent such contributions to the 401(k) plan were subject to legal limits on the amount of contributions that can be allocated to an individual in a single year, and (ii) Huntsman’s Cash Balance Plan (a tax qualified pension plan) and its Supplemental Executive Retirement Plan (a supplemental non-qualified pension plan.)

The descriptions of the Amendments are summaries and are qualified in their entirety by the complete terms of the Amendments, which the Company intends to file as exhibits to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENATOR MATERIALS PLC

/s/ SEAN PETTEY
Assistant Secretary

Dated: May 1, 2020